Exhibit 10.13
AGREEMENT
     This AGREEMENT (this “Agreement”) is made and entered into this 25th day of August, 2006, effective the 1st day of September, 2006 (the “Effective Date”) by and between CATALYST PHARMACEUTICAL PARTNERS, INC., a Delaware corporation, with offices located in Coral Gables, Florida (the “Company”) and CHARLES W. GORODETZKY, M.D., Ph.D., an individual resident of the state of Missouri (“Gorodetzky”).
     In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
1.	Services. Throughout the term of the Agreement, Gorodetzky shall act as the Chief Medical Officer of the Company.
Gorodetzky represents and warrants that, at the time of execution of this Agreement, the terms of this Agreement are not inconsistent with any other contractual or legal obligation Gorodetzky may have or the policies of any institution or company with which Gorodetzky is associated. If Gorodetzky believes that consulting services he provides for other parties under a private arrangement may be inconsistent with the terms of this Agreement, Gorodetzky shall properly notify the Company, to the extent that such notification does not breach confidentiality provisions or understandings between Gorodetzky and any third party. The Company and Gorodetzky will jointly determine whether or not to terminate this Agreement as a result of the aforementioned notification.
2.	Compensation. In consideration for Gorodetzky’s services hereunder, the Company shall pay Gorodetzky as follows:
a.	an hourly rate of $250.00 per hour. Gorodetzky is guaranteed a minimum of 120 hours per 12-week quarter (or 40 hours per four-week billing period). Hours above 120 hours per 12-week quarter will be billed at a rate of $200.00 per hour.

b.	15,000 options (the “Options”) to purchase shares of the Company’s common stock at an exercise price equal to the price at which the Company completes its Initial Public Offering, which Options shall vest over a three-year period on the following schedule:
September 1, 2007: 5,000 options
September 1, 2008: 5,000 options (10,000 in the aggregate)
September 1, 2009: 5,000 options (15,000 in the aggregate)
The Options will be issued pursuant to the Company’s 2006 Stock Incentive Plan;
c.	Any travel by Gorodetzky for Company purposes will be reimbursed, provided that original receipts are submitted for all costs over $25.00. Domestic air travel (U.S. and Canada) will be by coach only. International air travel will be by business class. Travel time, door-to-door, will be reimbursed at half Gorodetzky’s rate described in Section 2(a) above. If Gorodetzky chooses to use private automobile travel for business travel purposes, the reimbursed cost and accrued time will not exceed that what would be reasonably expected using airplane travel. Other directly related business expenses over $10.00 will be billed with submission of original receipts.
d.	For purposes of this Agreement, Gorodetzky is termed an independent contractor of the Company. Gorodetzky shall be responsible for, and agrees to comply with, obligations under federal and state tax laws for payment of all income taxes. All payments made to Gorodetzky will be reported using a IRS 1099 form or similar form. All invoices must be paid within 30 days of receipt of such bill.

e.	Gorodetzky will submit an invoice for work performed every four weeks for 40 hours for that four-week billing period. Additional hours over the 120 hour per quarter minimum will be billed at the end of each 12-week period. Any unused hours in a four-week billing period will carry over into the next four-week billing period (unless accrued in the last four-week period of the quarter). Such unused hours will be deemed “short-term carryover hours” and, if not used in the 12-week quarter in which they accrued, will expire and be cancelled at the end of that 12-week quarter. Any unused hours accrued because of unavailability of Gorodetzky for more than one week will be termed “long-term carryover hours” and will carry forward for the full contract period.

If not used by the end of the contract period, long-term carryover hours will expire and be cancelled. If both short-term and long-term carryover hours exist in the same 12-week billing quarter, short-term carryover hours will be used first. Time will be accounted for in quarter-hour increments. If the actual billable time in any 12-week billing quarter exceeds the guaranteed 120 hours by more than 20%, the parties agree to renegotiate the compensation plan described above. Gorodetzky must provide, in writing, via e-mail to the Company any vacations for one week or longer a minimum of six weeks prior to the starting date of the vacation.
3.	Term and Termination. This Agreement shall be effective September 1, 2006 and will be effective for a period of 48 weeks, ending on August 2, 2007, unless earlier terminated by either party via ten business days prior notice. Upon the expiration of this Agreement, it will continue for an additional period of 48 weeks unless terminated by either party with 10 days notice prior to the expiration of any period.

4.	Confidentiality. Gorodetzky agrees that at all times during the term of this Agreement and after the termination of employment for as long as such information remains non-public information, Gorodetzky shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or any of its affiliates and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information (“Confidential Information”), including without limitation, any sales, promotional or marketing plans, clinical data or information about the Company’s product development efforts, programs, techniques, practices or strategies, or future development plans (including existing and entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Company or any of its affiliates and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company or any of its affiliates, and (iv) observe all security policies implemented by the Company or any of its subsidiaries or affiliates from time to time with respect to the Confidential Information. In the event that Gorodetzky is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, Gorodetzky shall provide the Company or any of its affiliates with prompt notice of such request or order so that the Company or any of its subsidiaries or affiliates may seek to prevent disclosure. In addition to the foregoing Gorodetzky shall not at any time libel, defame, ridicule or otherwise disparage the Company.

Gorodetzky agrees that all work done in the name of or on behalf of the Company is deemed the property of the Company pursuant to this Agreement.
5.	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties): (a) if to the Company, at its principal executive offices, addressed to the Chief Executive Officer, with a copy to Philip B. Schwartz, Esq., Akerman, Senterfitt & Eidson, P.A., One Southeast Third Avenue, Miami, Florida 33131; and (b) if to Gorodetzky, at the address listed on the signature page hereto.

6.	Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

7.	Assignment; Third Party Beneficiary. This Agreement, and Gorodetzky’s rights and obligations hereunder, may not be assigned or delegated by Gorodetzky. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company or any successor or assign. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.

8.	Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of Section 4 will survive the termination for any reason of Gorodetzky’s relationship with the Company.

9.	Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

10.	Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.

11.	Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.
[ Signatures on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be made this 1st day of September, 2006.

/s/ Charles Gorodetzky
Charles Gorodetzky
Address for Notices:

COMPANY
/s/ Patrick J. McEnany
Patrick J. McEnany
Chief Executive Officer

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